SUN MICROSYSTEMS, INC.

First Amendment to Third Amended and Restated Shares Rights Agreement

THIS FIRST AMENDMENT ("First Amendment"), dated May 30, 2006, to Third Amended and Restated Shares Rights Agreement, between Sun Microsystems, Inc. ("Sun") and Computershare Trust Company, N.A., as rights agent (the "Rights Agent").

WITNESSETH:

WHEREAS, prior hereto, Sun and the Rights Agent entered into that certain Third Amended and Restated Shares Rights Agreement, dated as of July 25, 2002 (the "Rights Agreement");

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurence of a Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agrement without the approval of any holders of Rights;

WHEREAS, a Distribution Date has not occured; and

WHEREAS, Sun and the Rights Agent desire to amend the Rights Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties hereby agree as follows:

Section 1. Amendment of Section 1(q). Section 1(q) is deleted in its entirety and replaced, in lieu thereof, with the following:

"(q) "FINAL EXPIRATION DATE" shall mean May 30, 2006."

Section 2. Effectiveness. This First Amendment shall be effective on May 30, 2006.

Section 3. Governing Law. This First Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such state applicable to contracts to be made and performed entirely within such state.

Section 4. Counterparts. This First Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 5. Descriptive Headings. Descriptive headings of the several sections of this First Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of May 30, 2006.

SUN MICROSYSTEMS, INC.

By: /s/ Michael A. Dillon

Michael A. Dillon

Executive Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Joshua P. McGinn

Joshua P. McGinn

Senior Account Manager